UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Hess Corporation
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LEADING INDEPENDENT GOVERNANCE EXPERTS AND A PROXY ADVISOR

RAISE CONCERNS OVER ELLIOTT PAY SCHEME

Scheme Misaligns Board Interests and Creates Significant Risk for Hess and Its Shareholders

NEW YORK — May 2, 2013 — Hess Corporation (NYSE: HES) (“Hess” or “the Company”) today cited statements from leading, independent governance experts and a proxy advisory firm expressing concerns over the unusual contingent bonus scheme that Elliott is using to incentivize its director nominees to pursue its short-term goals for the Company.

John C. Coffee, Jr., the Adolf A. Berle Professor of Law at Columbia Law School and Director of Columbia’s Center on Corporate Governance, in his recent article, “Are shareholder bonuses incentives or bribes?” notes that “special bonus schemes” are the “dark side” of the recent influx of shareholder activism.  Indeed, Professor Coffee notes that these third-party payments not only compromise director independence, but will divide the board and jeopardize the long term financial health of the company, stating, “third-party bonuses create the wrong incentives, fragment the board and imply a shift toward both the short-term and higher risk.”

Stephen Bainbridge, the William D. Warren Distinguished Professor of Law at the UCLA School of Law, recently wrote in an article supporting Professor Coffee’s findings that, ”if this nonsense is not illegal, it ought to be.i"

Further, Glass Lewis & Co. (“Glass Lewis”), a proxy advisory firm, notes that these payments give them significant pause as to the ability of these directors to act in the best interests of all shareholders, despite their legal obligation.  The Glass Lewis report states:

…[w]e are strongly opposed to the Dissident's compensation arrangements and maintain such agreements introduce a troubling and, in our view, wholly unnecessary potential for board room conflict…

The Dissident may not revoke these payments at a later date if, by chance, it becomes unsatisfied with its Nominees. While this may provide the appearance that the Dissident Nominees are not beholden to Elliott's interests, we nevertheless find these agreements problematic. In particular, contests of this nature already introduce significant risks associated with the prospect of a fractured boardroom, the potentially adverse impact of which we believe shareholders must seriously consider as part of any final vote determination. By extension, we find agreements of this nature, which essentially establish a two-tiered compensation structure for the same oversight role, offer little chance of reducing the foregoing risks and may, in fact, foment further discord between the incumbent board members and Dissident nominees.

Curiously, Glass Lewis nonetheless issued a recommendation that was at odds with not only shareholder interests and leading expert opinion, but itself.  It is difficult to imagine a report in which the paragraph above precedes a recommendation wholly inconsistent with such arguments, but that is exactly what Glass Lewis has done.

Clearly it is inexplicable actions like this by Glass Lewis that have caused the U.S. Chamber of Commerce to issue an official report on proxy advisory firms and the following statement: "The system is broken and it is time to fix it. The voting standards and advice issued by proxy advisory firms need to be grounded in fact and reflect reality. As the number and complexity of issues on the proxy has grown exponentially, proxy advisory firms have failed to develop open, clear and evidence based standard setting systems to help ensure the advice they provide strengthens corporate governance and shareholder value. They also are riddled with conflicts of interest and outdated processes that threaten the credibility and reliability of their recommendations.”

Included below is the full text of Professor Coffee’s article, “Are shareholder bonuses incentives or bribes?”

“This is the heyday of institutional investor activism in proxy contests. Insurgents are running more slates and targeting larger companies. They are also enjoying a higher rate of success: 66% of proxy contests this year have been at least partially successful. The reason is probably the support that activists have received from the principal proxy advisors: Institutional Shareholder Services (“ISS”) and Glass Lewis & Company. According to a recent N.Y. Times Dealbook survey, ISS has backed the insurgent slate in 73% of the cases so far in 2013.

All this may be well and good. Shareholders certainly have the right to throw the incumbents out at underperforming companies. But there may also be a dark side to this new activism.

This year, two activist investors—Elliott Management Corp. and Jana Partners—have run minority slates of directors for the boards of Hess Corp and Agrium, Inc., respectively, and each has offered to pay special bonuses to its nominees (and no one else). Elliott will pay bonuses to its five nominees measured by each 1 percent that Hess shares outperform the total rate of return over the next three years on a control group of large oil industry firms. A ceiling limits the maximum payment to a nominee director to $9 million. In the case of the Agrium proxy fight, which Jana narrowly just lost, Jana offered to pay its four nominees a percentage of any profits that the hedge fund, itself, earned within a three year period on its Agrium shares.

Both Hess and Agrium have objected that these bonuses are intended to incentivize these nominees to sell the company or promote some other extraordinary transaction in the short-run. The activists, and their defenders, respond that there is no conflict because all shareholders will benefit if the new directors cause each firm to outperform its peers.

This claim that incentive compensation aligns the nominees’ interests with those of the shareholders ignores much. First, there are timing conflicts. Two years from today, a bidder might offer a 50% premium ($60 for a $40 stock). But for these bonuses, the directors might all believe it was better to decline this offer, because the company’s long-term value in two or three more years was expected to exceed the current premium. Second, there may be disagreements over risk: leveraging the company up to its eyeballs may raise the short-term stock price, but also expose the company to failure in the next economic downturn. Finally, special bonuses may Balkanize the board, creating suspicion and tension.

Among academics, the currently trendy theory is that activist investors are the true champions of shareholders and should not be limited in the tactics by which they seek to maximize value. Unquestionably, share ownership has re-concentrated over the last two decades. Today, few, if any, barriers remain to the ability of institutional investors to enforce their will. Staggered boards are being eliminated, and poison pills redeemed, across the face of Corporate America. Yet, given their new power, activists do not need the additional ability to bribe their nominees into compliance with their wishes. Rather, with greater power should come greater responsibility and a decent sense of restraint.

So what should be done? Special bonuses to selected directors are not inherently unlawful; nor are they fraudulent if full disclosure is made. But a director significantly compensated by third parties should not be seen as an “independent” director. Here, the law needs to evolve. The Dodd-Frank Act imposed new requirements that board committees have independent directors, but it looked to the definitions of independence used by the major stock exchanges. Those rules understandably focus on whether the director is “independent of management.” In the new world of hedge fund activism, we need to look to whether individual directors are tied too closely by special compensation to those sponsoring and nominating them. Once we recognize that compensation can give rise to a conflict of interest that induces a director to subordinate his or her own judgment to that of the institution paying the director, our definition of independence needs to be updated. Although not all directors must be independent, only independent directors may today serve on the audit, nominating, or compensation committees. This issue of redefining independence should be high on the agenda of both the NYSE and Nasdaq.

Next, the propriety of third party compensation to directors should be openly faced by the real players in corporate governance today: the Council of Institutional Investors and the major proxy advisors. ISS supported the election of one of Jana’s nominees who would have received special compensation, but Glass Lewis, the other major proxy advisor, objected to Jana’s bonuses. Clearly, both should develop and articulate their policies regarding bonuses. In addition, portfolio managers at pension and mutual funds must independently decide their own policies.

The great irony here is that the Dodd-Frank Act restricted incentive compensation to executives at major financial institutions precisely because such compensation was thought to have led to the short-termism and perverse incentives that produced the 2008 financial crisis. But no one thought about director compensation, which can do the same. Today, we are at the crest of an immense slippery slope. If legitimized, these new compensation tactics will likely be used in a broad range of control and proxy fights, with the long-term result being a shift towards greater risk and leverage.

In fairness, incentivizing directors may often be appropriate, but the simplest and best means to this end is through equity awards issued by the corporation. Corporate stock or option awards treat directors alike and avoid giving them differing time horizons and incentives, because the stock price automatically trades off short and long-term value. Third party bonuses create the wrong incentives, fragment the board, and imply a shift towards both the short-term and higher risk. As with other dubious practices, 50 shades of grey can be distinguished by those willing to flirt with impropriety. But ultimately, the end does not justify the meansii”

These directors have already “earned” $750,000 each from Elliott, their paymaster, motivating them to take short term actions that would guarantee their enrichment while destroying long term value for all Hess shareholders.

The Board recommends that shareholders vote for the election of Hess’ highly qualified independent nominees on the WHITE  proxy card.

For information about Hess’ transformation and the 2013 Annual Meeting, please visit: www.transforminghess.com.

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

SOURCE:  Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

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Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

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Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

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iBainbridge, Stephen.  “Coffee on Side-Payments by Hedge Funds to Director Nominees.”

ProfessorBainbridge.com. 1 May 2013. Web. 2 May 2013.

iiCoffee, John C. "Shareholder Activism and Ethics: Are Shareholder Bonuses Incentives or Bribes?" Columbia Law School Blog on Corporations and the Capital Markets. 29 April 2013. Web. 2 May 2013.
http://clsbluesky.law.columbia.edu/2013/04/29/shareholder-activism-and-ethics-are-shareholder-bonuses-incentives-or-bribes/